Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of CompDent Corporation, on Form S-8 (File
Numbers 33-97372 and 33-12227) of our report dated February 9, 1998, except as to the information presented in Note 8 for which the date is March 16, 1998, on our audits of the consolidated financial statements and financial statement schedules of CompDent Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended
December 31, 1997, which report is included in the Annual Report on Form 10-K.

                                             COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
March 27, 1998